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VOYA PRIME RATE TRUST
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NEWS RELEASE

June 22, 2020

THE BOARD OF VOYA PRIME RATE TRUST REITERATES COMMITMENT TO ACT IN THE

BEST INTERESTS OF ALL SHAREHOLDERS

Shareholders Should Vote the “WHITE” Proxy Card

SCOTTSDALE, AZ.--Voya Prime Rate Trust (NYSE: PPR) (the “Fund”), today sent a letter to shareholders highlighting the expertise and commitment of the Fund’s current Board to act in the interests of ALL of the Fund’s shareholders and support the continuity and stability of the Fund’s operations during a time of increased volatility.

The letter also points out a number of critical facts, including:

•	Voya Prime Rate Trust has paid income consistently to investors since inception.

•

The Fund is managed to outperform in periods of increased risk. In three major recent market drawdowns (Q4 2018, Energy Crisis 2016, Financial Crisis 2008), the Fund’s performance has ranked in the top quintile of its Morningstar category peers.

•

A self-tender of the size that is being proposed by one of Saba Capital Management’s activist hedge funds would require the Fund to dispose of more than half of its assets in uncertain market conditions, with the losses and costs being borne largely by shareholders other than Saba.

The Board urges shareholders to cast their vote using the “WHITE” proxy card “FOR” the Board-approved nominees and “AGAINST” Saba’s self-serving proposal.

The Annual Meeting of Shareholders will be held on July 9, 2020.

The full text of Voya Prime Rate Trust’s letter to shareholders can be found here.

Media Contact:

Kristopher Kagel

(212) 309-6568

Kristopher.Kagel@voya.com

About Voya Investment Management

A leading, active asset management firm, Voya Investment Management manages, as of March 31, 2020, more than $210 billion for affiliated and external institutions as well as individual investors. With over 40 years of history in asset management, Voya Investment Management has the experience and resources to provide clients with investment solutions with an emphasis on equities, fixed income, and multi-asset strategies and solutions. Voya Investment Management was named in 2015, 2016, 2017, 2018 and 2019 as a “Best Places to Work” by Pensions and Investments magazine. For more information, visit voyainvestments.com. Follow Voya Investment Management on Twitter @VoyaInvestments.